Exhibit 10.1

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Explanatory Note: This Stock Purchase Agreement is included as an Exhibit to the
Quarterly Report of Simclar, Inc. on Form 10-Q for the quarter ending June 30, 2005 to provide information concerning its terms. Except for its status as the agreement between the parties with respect to the transaction described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Stock Purchase Agreement were made only for purposes of such agreement, and as of specific dates, were solely for the benefit of the contracting parties, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between them. These representations and warranties were also made for the purpose of allocating contractual risk between the contracting parties instead of establishing them as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.
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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made on May 19, 2005, but effective May 1, 2005, by and between Simclar, Inc., a Florida corporation with principal offices at 2230 West 77th Street, Hialeah, FL 33016 ("Buyer") and Simclar Group Limited, a private limited company organized under the laws of the United Kingdom and registered in Scotland (Company No. SC219243), with registered office at 5 Albyn Place, Edinburgh, Scotland EH2 4NJ ("Seller").

                                     Recital

      Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Simclar (North America), Inc., a North Carolina corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                             Statement of Agreement

      The parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

"Applicable Contract"-- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"-- as defined in Section 3.4.

"Breach"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"-- as defined in the first paragraph of this Agreement.

"Closing"-- as defined in Section 2.3.

"Closing Date"-- the date and time as of which the Closing takes place.

"Company"-- as defined in the Recitals of this Agreement.

"Consent"-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"-- all of the transactions contemplated by this Agreement.

"Contract"-- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"-- as defined in Section 6.2.

"Disclosure Letter"-- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"Employee Plan" - any plan, program, contract, arrangement, practice or policy that is or was at any time during the last six years sponsored, maintained, administered or contributed to by the Company or any ERISA Affiliate, whether or not written, which provides pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock option, stock appreciation, health, medical, dental, vision, life insurance, death benefits, workers' compensation, disability, severance, supplemental unemployment benefits, vacation benefits or any similar benefits (including but not limited to cafeteria plans), to or for the benefit of any current or former employee, owner, shareholder or independent contractor (or to any beneficiary or dependent thereof) of the Company or any of its ERISA Affiliates, regardless of whether such Employee Plan is governed by ERISA.

"Employment Agreement"-- as defined in Section 2.4(a)(iii).

"Encumbrance"-- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"-- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"-- any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

      (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

      (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

      (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

      (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

"Environmental Law"-- any Legal Requirement that requires or relates to:

      (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

      (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

      (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

      (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

      (e) protecting resources, species, or ecological amenities;

      (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

      (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

      (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, as construed to include all applicable regulations, orders, rules, judgments, rulings and other pronouncements issued thereunder.

"ERISA Affiliate" -- with respect to any Person any other Person, trade or business, or entity that is or was treated as a single employer under IRC
Section 414(b), (c), (m) or (o) or Section 4001(a)(14) or (b)(1) of ERISA.


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

"Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"GAAP" -- generally accepted United States accounting principles.

"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" -- any:

      (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign, or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

      (d) multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

"Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets" -- as defined in Section 3.20.

"IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"-- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

      (a) such individual is actually aware of such fact or other matter; or

      (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

      (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

      (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

"Person"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"-- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller" -- as defined in the first paragraph of this Agreement.

"Shares" -- as defined in the Recitals of this Agreement.

"Subsidiary" -- with respect to the Company, any corporation or other entity of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other entity, are held by the Company or one or more of its Subsidiaries.

"Tax"-- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                                   ARTICLE II

                      SALE AND TRANSFER OF SHARES; CLOSING

      2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

      2.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be $37,000, subject to adjustment as provided in Section 2.6 The Purchase Price will be paid by crediting against the Purchase Price the balance of any intercompany loans from Buyer to Seller on the Closing Date, which shall be deemed to be paid to the extent so credited. Any remaining balance of the Purchase Price shall be accounted for as an intercompany loan from Seller to Buyer, which shall bear interest at a variable rate of LIBOR plus 1.5%. The loan balance shall not have a fixed repayment schedule, but which shall be repaid in the amounts and at the times agreed between Buyer and Seller.

      2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place simultaneously with the execution of this Agreement at the offices of Buyer's counsel at 41 South High Street, Columbus, Ohio 43215.

      2.4 Closing Obligations. At the Closing:

            (a) Seller will deliver to Buyer:

                  (i) a certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

                  (ii) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, or (iii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions

            (b) Buyer will deliver to Seller:

                  (i) the Purchase Price, by adjustment of the intercompany account between Buyer and Seller as described in Section 2.2; and

                  (ii) such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (iii) otherwise facilitating the consummation of any of the Contemplated Transactions.

      2.5 Effective Date and Time. Notwithstanding when the Closing Date occurs, the parties agree that the effective date and time of the Contemplated Transactions will be May 1, 2005, at 12:01 a.m., Eastern Time.

      2.6 Audit Adjustments. The parties will use their best efforts to cause an audit of the Company's balance sheet and and the related statements of income and cash flows for the fiscal year ended December 31, 2004 to be completed by June 1, 2005. In the event that as a result of the completion of the audit there are any adjustments to the assets or liabilities of the Company as of December 31, 2004 (other than any adjustment to deferred tax assets or liabilities) that would change the assets or liabilities of the Company as of March 31, 2005 as reported on the Interim Balance Sheet, the Purchase Price shall be increased or decreased by the net increase or decrease in shareholder's equity resulting from such adjustments, and the intercompany loan balance adjusted accordingly.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrant to Buyer as follows:

      3.1 Organization and Good Standing

            (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its North Carolina, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

            (c) The Company has no Subsidiaries.

      3.2 Authority; No Conflict

            (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations thereunder.

            (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 Capitalization. The authorized equity securities of the Company consist of 100,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner and holder of all the Shares, free and clear of all Encumbrances. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, there are no equity securities or other securities exercisable for or convertible into equity securities that have been authorized or issued by the Company. There are no Contracts relating to the issuance, sale, or transfer of any Shares or other securities of the Company. No Shares or other securities of the Company have been issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

      3.4 Financial Statements. Seller has delivered to Buyer: (a) the unaudited balance sheet of the Company as at December 31, 2004 (the "Balance Sheet"), and the related unaudited statement of income for the fiscal year then ended, and
(b) an unaudited balance sheet of the Company as at March 31, 2005 (the "Interim Balance Sheet") and the related unaudited statement of income for the three months then ended. Such financial statements fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. It is understood and agreed that all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

      3.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book.

      3.6 Title to Properties; Encumbrances. The Company owns no real property.
Part 3.6 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property owned by the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the Facilities or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

      3.7 Condition and Sufficiency of Assets. To the Knowledge of Seller, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

      3.8 No Undisclosed Liabilities. Except as set forth in Part 3.8 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof. The Company has no liabilities for funds advanced or credit extended (other than trade accounts payable) to the Company except as disclosed on the Balance Sheet.

      3.9 Taxes. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due, or pursuant to any assessment received by the Company or Seller. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      3.10 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

      3.11 Employee Benefits.

            (a) Disclosure of Employee Plans. Part 3.11(a) of the Disclosure Letter identifies each Employee Plan. Except as set forth in Part 3.11(a) of the Disclosure Letter, true and complete copies of the following materials have been previously furnished to Buyer with respect to each Employee Plan to the extent applicable: (i) all current and prior plan documents and amendments, (ii) all current and prior trust agreements and amendments, (iii) the summary plan description and any summary of material modifications (including any formal or informal summaries and written interpretations of such Employee Plan) for the previous six years, (iv) annual reports filed on Form 5500 for the previous three plan years, (v) all current insurance policies relating to benefits under any Employee Plan, (vi) all current administrative contracts, (vii) all current and prior favorable determination letters from the Internal Revenue Service,
(viii) all current sample administrative forms, (ix) nondiscrimination tests for the previous three years, (x) all current investment contracts, and (xiii) actuarial or other financial reports for the previous three years.

            (b) Compliance. Except as set forth in Part 3.11(b) of the Disclosure Letter, each Employee Plan has been administered and maintained, from the time of such Employee Plan's inception up to and including the Closing Date, in substantial compliance with (i) the terms of such Employee Plan, (ii) any applicable statutes, orders, rules or regulations, and (iii) any fiduciary standards prescribed under ERISA.

            (c) Tax-Qualified Status. Except as set forth in Part 3.11(c) of the Disclosure Letter, each Employee Plan which is intended to be qualified under IRC Section 401(a) is currently so qualified and has been so qualified during the period from the time of such Employee Plan's inception, and each trust forming a part thereof is exempt from tax pursuant to IRC Section 501(a). Except as set forth in Part 3.11(c) of the Disclosure Letter, each Employee Plan which is a "cafeteria" or other similar plan that is intended to satisfy the requirements of IRC Section 125 does satisfy such requirements from the time of such Employee Plan's inception up to and including the Closing Date.

            (d) Funding and Contribution Issues. No Employee Plan constitutes
(i) a "multiemployer plan," as defined in Section 3(37) of ERISA, (ii) a "defined benefit plan," as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA, or (iv) a plan maintained in connection with any trust described in IRC Section 501(c)(9). No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and the Company has not incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. No "accumulated funding deficiency," as defined in Section 412 of the IRC, has been incurred with respect to any Employee Plan, whether or not waived. Full payment has been made of all amounts which the Company is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent plan year and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer in writing prior to the Closing. Except as set forth in Part 3.13(d) of the Disclosure Letter, all contributions and contribution obligations have been reflected on the Interim Balance Sheet.

            (e) Reporting and Disclosure. Except as set forth in Part 3.11(e) of the Disclosure Letter, the Company has complied with all reporting and disclosure obligation to all governmental entities and all participants and beneficiaries with respect to each Employee Plan required by the terms of such Employee Plan, or any statutes, orders, rules or regulations.

            (f) Other Liabilities and Reportable Events. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any party to this Agreement subject to any liability under Title I of ERISA or liable for any tax or penalty. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, investigation, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such. No "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan.

            (g) Nondeductible Benefits. Except as set forth in Part 3.11(g) of the Disclosure Letter, no benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the IRC.

            (h) No Retiree Medical Benefits. Except as set forth in Part 3.11(h) of the Disclosure Letter and except as required by IRC Section 4908B and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of the Company, and the Company has reserved its right to amend or terminate any Employee Plan providing health or medical benefits under the terms of any such plan and descriptions thereof given to employees.

            (i) COBRA Compliance. Except as set forth in Part 3.11(i) of the Disclosure Letter, with respect to the Employee Plans which are "group health plans" under IRC Section 4980B or Section 607(1) of ERISA, there has been compliance in all material respects with all requirements imposed under IRC
Section 4980B and Part 6 of Title I of ERISA, so that the Company has not had any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Employee Plan.

            (j) No Employment or Severance Arrangements. Except as set forth in
Part 3.11(j) of the Disclosure Letter, the Company is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any employee, owner, shareholder or independent contractor, including (without limitation) any severance or other similar contract, arrangement or policy, whether written or oral, providing for compensation or benefits upon termination.

      3.12 Compliance With Legal Requirements; Governmental Authorizations

            (a) Except as set forth in Part 3.12 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2002 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Company has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) The Governmental Authorizations currently held by the Company constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which its currently owns and uses such assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 3.12 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2002 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

                  (iii) the Company has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      3.13 Legal Proceedings; Orders

            (a) Except as set forth in Part 3.13 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.13 of the Disclosure Letter. The Proceedings listed in Part 3.13 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

            (b) Except as set forth in Part 3.13 of the Disclosure Letter:

                  (i) there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

            (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2002 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) the Company has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

      3.14 Absence of Certain Changes and Events. Except as set forth in Part
3.14 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

            (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of the Company;

            (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

            (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

            (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

            (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

            (i) material change in the accounting methods used by the Company;
or

            (j) agreement, whether oral or written, by the Company to do any of the foregoing.

      3.15 Contracts; No Defaults.

            (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list, and /or Seller has delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate or limit the freedom of the Company or any Affiliate to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract for capital expenditures in excess of $10,000;

                  (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

            (c) Except as set forth in Part 3.15(c) of the Disclosure Letter, to the Knowledge of Seller:

                  (i) the Company is, and at all times since January 1, 2002 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by it is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2002 has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time since January 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

            (e) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

      3.16 Insurance.

            (a) Seller has delivered or made available to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five years preceding the date of this Agreement; and

                  (ii) true and complete copies of all pending applications for policies of insurance.

            (b) Part 3.16(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

            (c) Except as set forth in Part 3.16(c) of the Disclosure Letter, neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

            (d) The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

      3.17 Environmental Matters.

      Except as set forth in Part 3.17 of the Disclosure Letter:

            (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (b) There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

            (c) Neither Seller nor the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (d) Neither Seller nor the Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Company, has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

            (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Seller, the Company, nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

            (f) There has been no Release or, to the Knowledge of Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest, or to the Knowledge of Seller and the Company any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

            (g) Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

      3.18 Employees.

            (a) Part 3.18 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2002; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or other Employee Plan.

            (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

      3.19 Labor Relations; Compliance. Since January 1, 2002, the Company has not been a party to any collective bargaining or other labor Contract. Since January 1, 2002, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body in the United States, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      3.20 Intellectual Property.

            (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

                  (i) the name "Simclar (North America)," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries of the Company that may be patentable (collectively, "Patents");

                  (iii) all copyrights of the Company in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all rights of the Companies in mask works (collectively, "Rights in Mask Works"); and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by the Company as licensee or licensor.

            (b) Agreements -- Part 3.20(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000.00 under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

            (c) Know-How Necessary for the Business.

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Except as set forth in Part 3.20(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company.

            (d) Patents. The Company own no Patents. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person

            (e) Trademarks. The Company has no Marks except for the name "Simclar (North America)."

            (f) Copyrights. The Company has no Copyrights except for common law copyrights in its promotional and marketing literature. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party

            (g) Trade Secrets.

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of itsTrade Secrets.

                  (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

      3.21 Disclosure.

            (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) There is no fact known to Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

      3.22 Brokers or Finders. Except as disclosed in Part 3.22 of the Disclosure Letter, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

      4.2 Authority; No Conflict.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

                                    ARTICLE V

                             POST-CLOSING COVENANTS

      5.1 Assistance in Proceedings. Each of Seller and Buyer will cooperate with the other and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Company or its business.

      5.2 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

                                   ARTICLE VI

                            INDEMNIFICATION; REMEDIES

      6.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

      6.2 Indemnification and Payment of Damages By Seller. Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

            (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

            (c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

            (d) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Company or by any other Person for whose conduct they are or may be held responsible;

            (e) the matters disclosed in Parts 3.8 and 3.13 of the Disclosure Letter arising out of the leasehold interests of the Company in the Facilities located at 1079 Little York, Houston, Texas, and 213 Mill Street, Wintervillem North Carolina;

            (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, regardless of whether disclosed in the Disclosure Letter; or

            (g) any event, matter or facts that are disclosed as a result of the audit of the Company's balance sheet and the related statements of income or cash flow for the year ended December 31, 2004 referenced in Section 2.6, that would make any of the financial statements referenced in Section 3.4 to be untrue or inaccurate in any material respect.

      6.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finders fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      6.4 Time Limitations. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

      6.5 Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Article VI against amounts otherwise payable to the Seller following the Closing. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

      6.6 Procedure for Indemnification--Third Party Claims.

            (a) Promptly after receipt by an indemnified party under Section 6.2 or Section 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

            (b) If any Proceeding referred to in Section 6.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

      6.7 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                  ARTICLE VII

                               GENERAL PROVISIONS

      7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      7.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Buyer will determine in its sole discretion the manner in which employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

      7.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:

Simclar Group Limited                                 with a copy to:   Skene, Edwards, W.S.
Pitreavie Business Park                                                 5 Albyn Place
Dunfermline, Fife                                                       Edinburgh, Scotland EH2 4NJ
Scotland KY11 8UN                                                       Attention: Thomas C. Foggo
Attention: Ian Durie                                                    Fax no.: +44 (131) 220 1015
Fax no.: +44 (1383) 625629                                              E-mail address: tom.foggo@skene.co.uk
E-mail address: ian.durie@simclar.com

Buyer:

Simclar, Inc.                                         with a copy to:   Porter, Wright, Morris & Arthur LLP
2230 West 77th Street                                                   41 South High Street, Suite 2800
Hialeah, FL 33016                                                       Columbus, Ohio 43215
Attention: Barry J. Pardon, President                                   Attention: William J. Kelly, Jr.
Fax no.: (305) 827-5209                                                 Fax no.: (614) 227-2100
E-mail address: Barry.Pardon@simclar.com                                E-mail address: wjkelly@porterwright.com

      7.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Florida, County of Dade, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      7.5 Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

      7.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      7.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      7.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      7.9 Disclosure Letter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      7.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      7.12 Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      7.14 Governing Law. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of laws principles.

      7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                    SELLER:

Simclar, Inc.                             Simclar Group Limited


By: /s/ Barry J. Pardon                   By: /s/ J. Ian Durie
   ----------------------------------         ----------------------------------
        Barry J. Pardon, President                J. Ian Durie, Finance Director